Exhibit 99.1
NEWS RELEASE

For Immediate Release

For Further Information Contact:
Craig Stilwell, Executive Vice President
304-769-1113
craig.stilwell@bankatcity.com

City National Bank celebrates grand opening of branch inside
King’s Daughters Medical Center

Ashland, Ky. (October 12, 2017) — City National Bank celebrated the grand opening of a new banking office inside King’s Daughters Medical Center in Ashland, Ky. on Thursday, Oct. 5 with a ribbon cutting and open house. Representatives from the hospital and the Ashland Alliance joined City for the ceremony.
City’s Kentucky Region Manager Lori Cooksey said the event surpassed expectations.
“We had a wonderful turnout for the ribbon cutting and open house, and it was a great opportunity to get to know some more members of our community and learn how we can best serve their banking needs. With a full-service branch inside the hospital, we can now provide assistance to employees, patients and visitors in a convenient location.”
With banking services specifically designed with doctors in mind and a full-service branch conveniently located inside one of the region’s foremost medical centers, City is uniquely positioned to serve the medical community. In addition to cash management products and lending services tailored to the distinct needs of physicians, City also offers its free Community Hero checking account to all medical professionals.
With the opening of its 86th branch, City expands its already robust presence in the eastern Kentucky region. City has the strongest branch network in the greater Boyd County area and the lead deposit share in the Huntington-Ashland MSA. Like King’s Daughters, City also operates offices in Ashland, Grayson and Russell, Ky., as well as Ironton, Ohio.
The King’s Daughters branch is open Monday through Friday from 8:30 a.m. to 5 p.m. and offers a full suite of banking services on the first floor of the hospital’s Medical Plaza A. Customers can also conduct transactions at a City National Bank ATM inside the Center for Advanced Care entrance, near the Parkview Café.